Exhibit 99.2

John H. Harland Company
Transcript of FY 2004 Q1 Earnings Conference Call
April 21, 2004



Operator
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Operator: This is Premiere Conferencing, you are currently on hold for today's,
John Harland First Quarter 2004 Results Call. At this time we are still awaiting additional participants and we will be underway shortly. We thank you for your patience and please continue to hold.

Please standby. Good day everyone, and welcome to today's John H. Harland Company First Quarter 2004 Results Call. Just as a reminder, today's conference is being recorded. And now at this time, for opening remarks and introduction, I would like to turn the conference over to Mr. Henry Bond, VP IR and Treasurer. Mr. Bond, please go ahead, sir.


Henry Bond, VP IR, Treasurer
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Thank you, Sarah. Thanks for joining us on Harland's 2004 First Quarter Earnings
Conference Call. Also with me this morning are Tim Tuff, Chairman, and Chief Executive Officer, and Charlie Carden, Chief Financial Officer. In accordance with Reg FD, this call is open to all interested parties and is being broadcast live over Harland's web site at www.harland.net.

I would like to make a brief cautionary statement that certain words and phrases, such as, "should result" or "will continue," "estimated or projected" and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements are necessarily subject to certain risks and uncertainties that could cause the actual results to differ materially from the company's historical experience and present expectations, or projections.

Cautions should be taken not to place undue reliance on such forward-looking statements that speak only as of this date. The very factors that affect the company's financial performance could cause the actual results for future periods to differ materially from any opinions or projections.

These factors are discussed in some detail in our press release, and our 10-K, and I would refer you to these for further clarification.

With that out of the way, I will turn the call over to Charlie Carden.

Charlie Carden, Chief Financial Officer
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Thank you Henry, and good morning. For the first quarter of 2004, Harland's sales of $190.6 million were down $2.8 million or 1.5% from $193.4 million for the same period a year ago. Net income for the first quarter was $13.1 million, essentially flat with last years first quarter reported net income of $13.2 million. Diluted earnings per share for this year's first quarter were $0.46, unchanged from diluted earnings per share of $0.46 reported for the first quarter of 2003.

The first quarter of 2004 results included a net pre-tax gain of $507,000, equivalent to $0.01 per share, for exit costs and severance charges related to the reorganization of the company's Printed Products segment. The net gain was attributable to the gain on a sale of the closed facility that exceeded costs and severance charges during the quarter.

Significantly improved operating performance in our Scantron segment, was more than offset by the combination of lower volumes and lower pricing within the Checks' business of the Printed Products segment and lower sales within the compliance businesses of the Software & Services segment.

Turning to operations, as I stated earlier, consolidated sales for the first quarter were $190.6 million compared with sales of $193.4 million in the first quarter of 2003 with the Printed Products and Scantron segments reporting decreases which more than offset an increase in Software & Services. Sales for Printed Products decreased 5.8% due primarily to lower volumes and lower average prices in Checks and Integrated Client Solutions partially offset by increase sales for Harland Business Solutions. Sales for Scantron were down 0.4% compared with last year due to lower installation sales in the Service Group substantially offset by strong forms sales in Testing & Assessment and higher survey services sales in Data Collection. Sales for Software & Services increased 12.1% compared with last year due primarily to the PSI Acquisition.

Exit costs and severance charges related to the Printed Products reorganization affected consolidated cost of sales consolidated SG&A expenses for the first quarter of 2004. Consolidated costs of sales for the first quarter of 2004 included $2.7 million of exit costs while consolidated SG&A expenses included a net gain of $3.2 million, the combination of which resulted in a net gain of $507,000 for such costs for the quarter. As I mentioned earlier, the net gain for the quarter resulted from a gain on the sale of a closed facility that exceeded exit costs and severance charges during the quarter.

Consolidated gross profits for the first quarter was 46.4% of sales, down from 48.5% for the same period last year. The decline was the result of the $2.7 million of exit costs included in consolidated costs of sales related to the Printed Products reorganization, which more than offset the impact of a favorable change in sales mix, cost management and productivity improvement initiatives. Consolidated SG&A expenses for the first quarter were 34.5% of sales, down from 36.3% for the same period last year. The decline was primarily the result of the net gain of $3.2 million related to the gain on the sale of the closed facility in excess of severance charges during the quarter and lower selling and marketing expenses for Printed Products and Scantron.

The balance of my comments will be focused on the operations of our three business segments.

The Printed Products segment consists of Checks, Harland Business Solutions, and Integrated Client Solutions, which is the combination of the Direct Marketing, Investment Services, and Analytical Services business units.

The Software & Services segment consists of Harland Financial Solutions which includes Core Systems and the Retail & Lending Solutions group. The Retail & Lending Solutions group is a combination of the Delivery Systems, Mortgage Solutions and Retail Solutions business units. Core Systems includes Premier Systems, Inc., a provider of service bureaus services for credit unions, acquired in June 2003 and Credit Union and Banking Systems.

Scantron is the third segment and includes Data Collection, Testing & Assessment and the Services Group.

Printed Products' segment income in the first quarter decreased 14.4% from $20.8 million in 2003 to $17.8 million in 2004 on a 5.8% decrease in sales from $127.9 million in 2003 to $120.4 million in 2004. The sales decrease resulted from a 7.5% decrease in Checks' sales and a 6.7% decrease in Integrated Client Solutions' sales partially offset by a 2.4% increase in Harland Business Solutions' sales.

The decrease in Checks' sales was primarily attributable to a 7.3% decline in checks' unit volume in its domestic imprint operations for the quarter compared with the same period a year ago, which resulted from customer losses in the Checks business unit that were announced last year, a general market decline and a 2.1% decrease in average price per unit, which resulted from the very competitive environment over the past 12 to 18 months.

Integrated Client Solutions' sales continue to be adversely affected by two weak markets: direct marketing and investment services. As mentioned earlier, Harland Business Solutions' sales were up compared to the prior year due to product line expansion with an existing customer, the addition of a new retail customer during the quarter and the increased scale of its financial institution referral program.

The impact of the sales decrease for the first quarter of 2004 compared with the first quarter of 2003 was partially offset by process improvements and new technology in Checks' manufacturing operations, which resulted in a 13.7% reduction in domestic imprint operation headcount, lower SG&A expenses resulting from cost reduction initiatives and the net gain of $507,000 resulting from the gain on the sale of a closed facility in excess of exit costs and severance charges.

Turning to Software & Services. As mentioned earlier, Software & Services reported a sales increase of 12.1% in the first quarter compared with the same quarter a year earlier primarily due to the PSI acquisition. Organic growth was 0.2% for the quarter compared with the prior year with increased sales in Core Systems being offset by lower sales in compliance businesses.

In addition to the sales increase, backlog increased 130.7% from last year's first quarter to $100.0 million. The increase in backlog from the prior year was due to an acquisition and stronger bookings over the last 12 months. Excluding the impact of the acquisition, backlog increased 13.5% from last year's first quarter. Backlog decreased 1.5% from last year's fourth quarter due to weaker first quarter bookings.

Segment income for Software & Services was $4 million compared with $4.3 million in 2003. Lower sales from the compliance business accounted for the decline and were substantially offset by the impact of the PSI acquisition.

Turning to Scantron. Scantron's sales were down 0.4% in the first quarter compared with last year. Strong standard forms and Software & Services sales were more than offset by a decline in the Service Group.

On a segment income basis, Scantron had a very strong quarter. Segment income was up significantly, 63.8% for the quarter, due primarily to the impact of cost reduction actions during 2003.

Interest expense for the first quarter was $1.1 million, a decrease of about $434,000 from last year primarily due to lower effective interest rates. Long term debt was $122.0 million at quarter-end, essentially unchanged compared to the $122.1 million at the quarter-end of last year. This is indicative of our strong cash flow during the twelve months ended March 26, 2004 considering the $48.2 million of upfront contract payments, $23.1 million of stock repurchases and a net of $11.3 million for acquisitions during the period. Refundable contract payments for the first quarter of 2004 were $6.4 million compared with $2.2 million for the same period in 2003.

The effective tax rate was 37.5% for the first quarter of 2004 compared with 38.5% for the first quarter 2003. The decline in the effective tax rate largely reflects the favorable renewal of an industrial revenue grant related to the company's operations in Puerto Rico, a reduction in the effective state rate and a reduction in certain estimated permanent tax differences. The effective rate for 2004 operations should be approximately 37.5%, down from our previous estimate of 38.0%.

On February 4 of this year, the company closed on an amended credit facility.

The amended facility is five years in duration, terminating on February 4, 2009. The facility totals $425 million, consisting of a $100 million term loan with annual maturities of $5 million and a $325 million revolver. Pricing and financial covenants under this new facility are substantially the same as under the previous facility.

During the first quarter, we repurchased 108,800 shares at an aggregate cost of $3.2 million, or $29.15 per share. There are 2.5 million shares remaining available for purchase under the current authorization.

Turning to the outlook, although we had a stronger first quarter than expected, we continue to remain cautious going into the second quarter and the remainder of 2004 given the competitive market conditions for Printed Products and the slow start for the year of Software & Services. For these reasons, we expect second quarter earnings on a GAAP basis to be in the $0.27 to $0.32 per share range, which includes approximately $0.12 per share of exit costs and severance charges related to the Printed Products reorganization. Earning for the second quarter of 2003 were $0.40 per share.

For the full year, we are increasing our guidance and expect earnings on a GAAP basis to be in the $1.94 to $1.99 range, which includes approximately $0.19 per share of exit costs and severance charges related to the Printed Products reorganization. The new guidance reflects an estimated negative impact of $0.03 per share for the year related to a shift in stock-based compensation in 2004 from stock option grants, which we do not expense to restrictive stock grants, which are expensed over the applicable investing period.

That concludes the financial discussion. I would now like to turn the call over to Tim.


Timothy Tuff, Chairman, President, CEO
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Thank you, Charlie and thank all of you for joining us as we discuss our results for the first quarter.

We exceeded our expectations for the quarter in spite of a very competitive market in Printed Products and longer sales cycles in Software & Services and yesterday announced that we are increasing in our outlook for the year.

We continue to make good progress strategically in transitioning Harland from a primarily printed products company to one more focused on technology. Evidence of this can be found in each of our segments: in Printed Products where we are expanding our use of digital printing and new systems and in Software & Services and Scantron where we are introducing new technology products. We're also doing a good job operationally, reducing consolidated SG&A and at the same time, Printed Products is making good progress in its plant consolidation program.

I would like to now give you an overview of recent developments in each of our three segments, starting with Printed Products.

Printed Products sales for the quarter were down 5.8% year-over-year, and segment income was down 14.4%. Overall check unit volume was down 7.3% in the quarter year-over-year, reflecting both the previously announced loss of a few large accounts and general market erosion, which we estimate to be approximately 4% to 5% per annum. Our average price per unit was down 2.1% in the quarter year-over-year.

However, these numbers don't speak to the progress we've made in improving our operations and in strengthening relationships with our customers and our position in the market.

Our plant consolidation program remains on track to be completed this year, with our domestic footprint going from 14 plants to nine. The consolidation is proceeding so far at lower costs than we had originally expected and with no disruption of customer service. A number of employees from the closing facilities have transferred to other positions within the company, which has lowered severance costs. It also reduces training costs since they already have the relevant skills and experience. At the same time, productivity in the plants that are taking on the work continues to increase.

We are also reducing SG&A expenses in Printed Products and, while this is happening a little slower than we had anticipated, we believe the opportunities for reduction remain. Our costs and service performance are also benefiting from the number of check orders being received through our electronic channels. This has now risen to almost 85% -- up from 40% five years ago.

Not only are we beginning to really demonstrate the efficiency of our digital footprint, but we are increasingly differentiating ourselves from our competitors in other ways too.

We made the decision over five years ago to be a provider of products and services to financial institutions and not just a printer. This strategy of providing a range of products and services that all work together and the implicit decision to work exclusively for our customers and not to compete with them for their customers directly was originally designed with community banks and credit unions in mind. And this has worked well, allowing us to strengthen our position in these two segments.

The credit union market has been especially receptive to our range of products and services. In the first quarter, CUNA and affiliates, which serves more than 90% of the credit unions, endorsed our StraticsSM behavioral models, building on its earlier endorsements of our share draft, or checks services, our Touche CRM and LaserPro compliance software products.

However, we have recently seen increased interest in our differentiation among the larger banks as well. As banks get larger, they are increasingly interested in promoting their own brand and using checks as a way to cross-sell their loan and deposit products and services. We are able to help them do this better than our competitors, not only because of our digital technology, but because of our other areas of core expertise, in particular business intelligence. We are uniquely positioned to help them in cross-marketing on a one-to-one basis. This, combined with the fact that among the major printers we alone do not try to win check business directly from their customers, is of increasing interest to them and it is serving to differentiate us from our check competitors as these large banks too. During the quarter we renewed our relationship with our largest financial institution check customer for another 5 and 1/2 years.

Harland Business Solutions is another area where we are strengthening our position in the market. This business grew 2.4% in the quarter year-over-year and added a significant new retail customer. We are also expanding our use of digital printing technology to this part of our business and, as we have been able to do in our consumer check business, we believe this technology will help us reduce costs and increase service levels.

Integrated Client Solutions is facing a tougher time. Sales were down 6.7% in the quarter year-over-year, and we don't anticipate a reversal of this situation in the near term. The major market for this business is the credit card companies. These companies are aggressively managing down the costs of their solicitations to the point where some of this business does not make financial sense for us. Customers in ICS's other market - Investment Services - are also aggressively reducing their costs. While checks are still being provided on brokerage accounts, the check packages being offered are smaller and lower priced.

Turning now to Software & Services. The first quarter is traditionally the weakest quarter of the year for our software business, and while we did make progress, it was an okay quarter, rather than a great quarter. Segment sales grew 12.1% in the quarter year-over-year, driven largely by an acquisition last year in our Core Systems business. Organic growth was essentially flat. Segment income decreased 6.7% for the quarter year-over-year due primarily to lower sales in our compliance businesses.

Core Systems had a strong quarter, with sales up 52.4% year-over-year. More than 1000 financial institutions now use one of our core processing solutions. The service bureau part of our business, which is the result of our acquisition of PSI last year, continues to exceed the expectations we had at the time of the acquisition. It now serves more than 1 million credit union members. We also continue to expand the number of core processing options available to our credit union customers. For example, in the first quarter we introduced a dedicated hosting service, which allows credit unions to operate in an outsourced service bureau environment while utilizing their own hardware.

Retail Solution sales in the quarter increased 4.2% year-over-year, the third consecutive quarter of year-over-year sales increases. One of the areas where financial institutions continue to invest is in their traditional brick and mortar branches and this segment, in which we are well positioned, continues to be one of the more active areas in the financial software market. We landed a number of significant deals in the first quarter for our Encore Branch Automation offering.

Delivery Systems, one of our two compliance businesses, had a 4.9% sales decrease in the quarter year-over-year. Lead times in this business continue to lengthen, especially among the larger financial institutions, and the deals we are seeing are smaller in size. We did see an increase in our pipeline towards the end of the quarter, but with few major legislative changes at the federal or state level, there is a lack of a catalyst to cause financial institutions to increase their expenditures in this space.

Mortgage Solutions is our other compliance business. Sales for the quarter were down 12.2% year-over-year. We released E3, our new Mortgage Solutions product at the end of the first quarter. The first installations have gone well, but we don't see significant revenue from this product until the second half of the year. With a downturn in the mortgage market and the bringing to market of our new product, we saw a reduction in the purchase of additional seats for our traditional Mortgageware product in the first quarter. However, we believe that the overall market downturn will actually assist in the sale of E3 as banks increasingly focus on reducing costs and deploying newer, more efficient software.

Earlier today we announced that we had signed a definitive agreement to purchase certain assets of Greatland Corporation related to it's mortgage product line, specifically it's mortgage document library and document integration software. Although this is a relatively small business, it is a great fit with our other compliance businesses, and we expect it to be marginally accretive this year.

Turning to Scantron, Scantron sales were down 0.4% in the quarter year-over-year, but segment income increased 63.8% for the same period.

We had a strong quarter in both our Testing and Assessment and Data Collection businesses, while our service business was down for the quarter.

Testing and Assessment sales grew 4.4% in the quarter year-over-year. We had strong sales of our traditional forms and made good headway with some of our newer technology products. Usage of some of our newer products is picking up, although state budget constraints continue to be a factor and are expecting to remain a factor for the foreseeable future.

In the first quarter we launched a major new product called Achievement Series. It's a highly flexible, content neutral, web-based test development and delivery system capable of managing the school districts fixed-form testing and assessment needs while supporting integrated classroom quizzing and testing. The product allows educators to write their own content or use content authored by Scantron and third-party publishers.

Part of our strategy with Achievement Series, as well as Performance Series, our on-line assessment tool, is to partner with other leaders in the education industry. These alliances will provide additional content capabilities for Achievement Series and provide valuable channels through which to sell both Achievement Series and Performance Series.

We have already announced the first two alliances with Align to Achieve, which provides a meta database used to efficiently align content to each state that has testing standards, and Tetra Data, which provides a data warehouse solution. You should expect several more alliances to be announced shortly, although it will take a while for these partnerships to result in increased revenue.

During the quarter we also published a series of papers showing a strong correlation between student outcomes on the Performance Series test and state-mandated tests, which supports the requirement of the No Child Left Behind Act for schools to use products validated by scientific research.

Data Collection sales were flat in the quarter, but this business did land a number of significant new deals that will result in sales in future quarters.

Our field services sales were down 4.9% in the quarter, which reflected a combination of weak sales of new accounts early in the quarter and price pressure on renewals. However, the service group did have a record bookings month in March for new business, which bodes better for the rest of the year.

To recap, we exceeded expectations for the first quarter despite a very competitive market, especially in Printed Products. We continue to make good progress in reducing expenses, and in introducing new technology products.

In Printed Products, the consolidation is going well, and we remain confident in the expected savings. The market remains very competitive but we continue to execute on differentiating ourselves from the competition and focusing on community banks and credit unions and certain strategic major banks that embrace our strategy.

Software & Services had a slow start to the year. The sales cycle has lengthened for some products, and we had a slight reduction in our backlog. We're focused on converting our pipeline to sales in both Core Systems and Retail and Lending and still think we'll demonstrate significantly better results on a year-over-year basis and will increase the organic growth rate of this segment.

Scantron is well positioned in the market, but constraints on state budgets remain a factor. Until that situation eases up, we believe that growth will stay in the single digits but that the significantly improved profitability will continue.

From an earnings perspective, we expect Q2 earnings to be in the range of $0.27 to $0.32 per share, which includes an estimated $0.12 per share in exit costs and severance charges related to the Printed Products reorganization. We are increasing our guidance for the year, with results in the full year now expected to be in the range of $1.94 to $1.99 per share, which includes an estimated $0.19 per share of exit costs and severance charges.

With that, I'll open it up to any questions.



Question and Answer Session
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Operator: Thank you, sir. Today's question and answer session will be conducted electronically. If anyone in the audience has a question or comment, please press star one on your touch-tone telephone. Once again, for our audience, if you do have a question or comment, please press star one now. Also, please make sure your mute function is turned off to allow your signal to reach our equipment. Our first question today comes from Nik Fisken, with Stephens, Incorporated.

(Q - Nik Fisken): Hi, good morning everybody.

(A): Good morning.

(Q - Nik Fisken): Charlie, you said that you had lower sales and marketing costs for Scantron and Printed Products. Could you give us a better idea where exactly those costs were lower in light of the fact that the sales growth there is really non-existent?

(A - Charles Carden): Well the sales and marketing, SG&A costs, we took some action to reduce our SG&A costs overall and that resulted in a reduction of the costs.

(Q - Nik Fisken): My question is, why would you be lowering sales and marketing in two divisions that need the help in sales and marketing?

(A - Charles Carden): Well, there are a number of different functions there. Part of it is related to sales activity, which is the commission part. Some of it, and that's the higher the sale, the more the expense. Some of it is related to an examination of programs and making sure you get the biggest bang for your buck possible, that you're efficiently utilizing the dollars you are spending. It is trying to decide the effort to the market, the activity, and where we think we need to be.

(A - Timothy Tuff): A lot of the benefits you're seeing Nik, flow from the streamlining that we undertook in 2003, and you're now seeing the benefits in reduced SG&A expenses.

(Q - Nik Fisken): Okay. Were there any contract termination payments in the first quarter?

(A - Timothy Tuff): One very small one.

(Q - Nik Fisken): $100,000 kind of number?

(A - Timothy Tuff): Yes.

(Q - Nik Fisken): Okay. Are you still comfortable with the 4% to 5% unit volume decline for the year?

(A - Timothy Tuff): I'd like to see some industry numbers on that. And, they have not yet been published, but we believe it to be in the 4 to 5%.

(Q - Nik Fisken): Okay. And then, backlog. You said was down a couple of percent sequentially, where exactly were the weaker bookings?

(A - Timothy Tuff): The parts of the business that were weaker were in software, which I think you're referring to were in our compliance businesses. And, let's look at those separately. In Delivery Systems, I explained that part of the market is weaker and because of the size of the orders, or the size of the contracts is smaller and people have been postponing; they have been able to postpone because of the lack of change in legislation. In mortgage, you've got different dynamics. I think a lot of that is because your not getting revenue recognition from the sale of our new product. But, now that we have the new product in the market, you're not seeing the sale of the old. That's why the year on year numbers look so unfavorable.

(Q - Nik Fisken): Okay. And then, Charlie, on that $0.03 negative impact for stock grants, is that about a penny a quarter?

(A - Charles Carden): Yes. Essentially what that is, we've always used restricted stock, Nik. We've increased the grant this year, while we're reducing or eliminating stock options. So, that's why there's an expense difference.

(Q - Nik Fisken): And the last question I've got. You said that SG&A is decreasing, but at a slower than anticipated rate for Printed Products. Why would that be the case if consolidation is going better than anticipated?

(A - Timothy Tuff): Because we also have opportunities to reduce SG&A that go beyond what's in the plants.

(Q - Nik Fisken): What would be a good example of that?

(A - Timothy Tuff ): I've never seen a business where you couldn't improve your costs, and as we deploy new systems, clearly there is going to be greater efficiencies, and greater degree of integration. That results in reduced costs.

(Q - Nik Fisken): Okay, great. Thanks very much.

Operator: Once again, that is star one if you have a question or a comment. We'll move next to Simeon Wooten, with Investment Counselor.

(Q - Simeon Wooten ): Hello. I've got two questions. One, could you go over, you said average price decline of around 2.1%, I think that's what you said on the checks. My recollection historically is that the volume has been down depending on the year, 2 to 4 maybe 5%. Now, it's gone 4 to 5%. But, that the average prices were up pretty significantly. I don't really recall a quarter where those have been down. Could you review your expectation level, and if there's any change in the environment right now?

(A - Timothy Tuff): Let's deal with those separately. Let's deal with unit decline, and unit decline actually on a quarter-to-quarter basis has slowed down, compared with the rates we saw last year. That's what happened last year was that you were seeing the fallouts of some major contracts, and that has obviously slowed down. In terms of price per unit, contrary to probably the overall industry trend, we've done a good job of increasing the price per unit, but you're now seeing the reflection of the very competitive market over the last 12 to 18 months in the new contracts, so that the pricing is declining overall in the market. Now, offsetting that is the extent to which we are able to improve the mix, and an increasing percentage of our business has been coming from segments that are higher priced. We also are rolling out programs where we are outsourcing on behalf of the financial institution, which should result in higher price per unit, which will be reflected later in the year.

(Q - Simeon Wooten ): Okay, so, for this year are you expecting neutral pricing, down pricing or up pricing overall?

(A - Timothy Tuff): In terms of the market, I expect down pricing, the extent to which we - the questions is - the extent to which we will continue to be able to offset that by actions that we/Harland take.

(Q - Simeon Wooten ): Okay.

(A - Timothy Tuff): That's no change from the last 12 months.

(Q - Simeon Wooten ): Okay. And then, you renewed your largest customer, evidently this quarter. Did you - did that require refundable contract payments, and could you just discuss the use of refundable contract payments historically and prospectively?

(A - Timothy Tuff): We don't discuss individual contracts, but let me say that on the major, the big banks, upfront payments have become an expected item. I've been vocal in the past by saying I'm not sure that's a smart way of pricing a contract, it's nothing more than a net price decrease. But major banks are very aware of what's being negotiated with other people, and so there's now an expectation for an up front payment. I actually think that the size of these payments will decline over time, but what you're seeing today and you will see probably the next two quarters are contracts which started negotiation back last year when the upfront payments were a major issue.

(Q - Simeon Wooten ): Okay, thank you very much.

Operator: Moving on from Dennis Delafield, we'll hear from Dennis Delafield with Delafield Asset Management.

(Q - Dennis Delafield): Thank you. Two questions. Charlie, I think you said that the gain on sale was $3.2 million, and that was in the SG&A. But your cash flow statement shows a gain on sale of assets of $3.6 million. I wonder what the reconciliation of those two items is?

(A - Charles Carden): The SG&A, the net was $3.2. There was $3.7 gross gain. $3.2 million expense, a half million net gain were the three pieces.

(Q - Dennis Delafield): I'm sorry, I'm still missing it. The cash flow statement says the gain was $3.6 million. That's the last statement that you sent out. It says gain on sale, that says 3608. How does that reconcile?

(A - Timothy Tuff): The gain of the facilities, net of the severance costs.

(Q - Dennis Delafield): Okay, and that's another severance cost, and the 2.7 is different?

(A - Timothy Tuff): No, costs the same.

(Q - Dennis Delafield): No that was costs of severance, Charlie said $3.2 was the gain on sale, but on the last page of your release you said $3.6. Maybe it's just nit-picking, I'm just trying to see if they're the same thing, or whether there's another $400 thousand dollars there somewhere.

(A - Timothy Tuff): I'd love there to be another $400 thousand of those profits down, but there's not...

(Q - Dennis Delafield): That would be a diminution of your profits.

(A - Timothy Tuff): Well, the gain on the plant was $3.7 million, the cost are about $500,000 for a net gain of $3.2 million.

(Q - Dennis Delafield): And then the exit costs, the other severance costs are 2.7.

(A - Charles Carden): That's right. Correct.

(Q - Dennis Delafield): Secondly, Tim, would you talk about long-term software margins. Where will they over the next 3 or 4 years be in this 10% range, or what should the expectation as the software business matures be for your margins?

(A - Timothy Tuff): I think the expectation of our software business should be about 20%. And that tends to be the market rate, and I don't see why we should not be able to achieve the market rate.

(Q - Dennis Delafield): That would be over several years.

(A - Timothy Tuff): I don't think it's several, I think it would be shorter term than that.

(Q - Dennis Delafield): Great, thanks, Tim, very much,

Operator: One final reminder today that it's * one if you have a question or comment. We'll hear next from John Kraft with D.A. Davidson.

(Q - John Kraft): Good morning.

(A): Good morning John.

(Q - John Kraft): I want to kind of drill down a little bit on this backlog. You talked about the E3 rollout as being a little bit slower. How much of the backlog is E3?

(A - Timothy Tuff): We don't give breakouts of our backlog, but that's not the major factor in the backlog.

(Q - John Kraft): Not the major factor?

(A - Timothy Tuff): Is not the major factor, no.

(Q - John Kraft): How about the...

(A - Timothy Tuff): The major factor will always be in our Core Systems.

(Q - John Kraft): Right. And, the contribution from StraticsSM in the quarter your seeing some more success with that? Is that still a real, real small part of your business?

(A - Timothy Tuff): A small part, but a very important part, and obviously were working very aggressively on the whole business intelligence space which includes StraticsSM, because we see that as being a potential key differentiator for us.

(Q - John Kraft): Okay, and the new long-term debt, what was the rate on the fixed portion.

(A - Timothy Tuff): That fixed portion is a floating rate, right now it's LIBOR plus 3 quarters.

(Q - John Kraft): Plus 3 quarters. Okay. And then lastly, the consolidation of the plants, you're going to close 5 in total. How many are closed so far, and I guess what's the breakdown as far as leased and owned?

(A - Timothy Tuff): 3 are closed, 2 more will be closed by the end of the second quarter, May, just into the beginning of July. And that will then be complete. And, in terms of the plants closed, do you know that offhand, Charlie?

(A - Charles Carden): The plants closed, San Diego is closed, Denver...

(A - Timothy Tuff): In terms of leased or owned...

(A - Charles Carden): Oh, leased or owned. Denver and San Diego are owned. The others are leased.

(Q - John Kraft): And then, what were the two that were going to be closed next quarter? Or Q2?

(A - Timothy Tuff): There's one in Maryland, and one in Georgia.

(Q - John Kraft): Okay. Great, thank you.

Operator: Up next we have John Rodin with Glenview Capital.

(Q - John Rodin): Hey guys, how are you?

(A): Good, fine.

(Q - John Rodin): Two quick questions. The first is on the upfront payments. I understand we're not going to take down an estimate, and my purpose isn't to beat a dead horse here, but just in terms of modeling, and it is extraordinarily important for your free cash, obviously, are there any goalposts you can put around it?

(A - Timothy Tuff): Not really, because a lot of this depends on what contracts are actually won, and that's difficult to predict. I think that you should not assume any lower rate than you saw in 2003, and that's because as I said, the contracts that are now being implemented were largely negotiated during that period. I'd be hopeful that further out you would start to see a decline in the importance of upfront payments. ..... In terms of our contracts that were up for renewal, we had a very heavy season last year. Typically these contracts are for a five-year period, so 20% are coming out each year. We were higher than that last year, and we're probably slightly lower than that this year, but it depends, on you know, obviously a number of our competitor's contracts are up.

(Q - John Rodin): Of course, but as you said we shouldn't assume a lower rate then '03, and hopefully we can be pleasantly surprised.

(A - Timothy Tuff): Okay.

(Q - John Rodin): My second question is just on the organic growth within software. I think for past, I want to say, 4 or 5 quarters, we've peaked at somewhere in the 4, 4.5% organic growth, and it's been as low as I gather, this quarter. Longer term, how should we view organic growth in the software business? Where do you guys view it?

(A - Timothy Tuff): I think that the organic growth rate in our software business should be high single digit, and that if some of the new products that we are and will be bringing to market, actually kick in, we'll have the opportunity to move over into double digits.

(Q - John Rodin): Great, thank you guys very much.

Operator: We now have a follow-up question from Nik Fisken with Stephens, Inc. Mr. Fisken, your line is open, sir.

(Q - Nik Fisken): Sorry about that. Following up on Dennis' question, if I look at the 20% pre-tax margin. Tim, that you just talked about for HFS. Walk us through how we get there.

(A - Timothy Tuff): What you've got is an increasing streamlining of our costs, which comes as a function of scale. We now have a run rate of about - we've forecasted this year - in the order of $200 million. When you get to that scale, you start getting economies of scale, particularly on the SG&A side.

Also, a number of our products are book and ship products. Those are actually the products that were weaker during Q1. If those start cranking up, then the impact on the bottom line is significant very fast.

(Q - Nik Fisken): And, hopefully, you might answer this, but I'm not banking on it but, is 20% an 05 event or 06 event?

(A - Timothy Tuff): We've not put a specific timing on that. But, I do not see why we should not, with the software business that we now have, be able to achieve those types of margins.

(Q - Nik Fisken): Thanks.

Operator: And it appears that there are no further questions at this time. Mr. Bond, I will turn things back over to you.


Company Representative
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Thanks, Sarah.  We appreciate your joining us this morning as we discussed our first quarter results and our outlook for the remainder of 2004. A replay of the call is also available on our web site. Thanks again for joining us.

Operator: As well, a rebroadcast of this conference is available starting today at 1:00 pm eastern and will run until April 29, 2004 at midnight eastern. You may access the rebroadcast by calling (719) 457-0820. And please reference pass code 134041. Again, that number for the rebroadcast is (719) 457-0820 and reference pass code 134041. That does conclude today's teleconference and we thank you all for your participation.